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                                                                   Exhibit 10.24

                                PROMISSORY NOTE

$173,025.00                                                     Denver, Colorado
                                                               December 29, 1999

FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of BRAINPLAY.COM, INC., a Delaware corporation (the "Company"), at 475 17th Street, Suite 750, Denver, CO 80202, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Seventy-Three Thousand Twenty-Five ($173,025.00) together with interest accrued from the date hereof on the unpaid principal at the rate of 5.74% per annum, or the maximum rate permissible by law (which under the laws of the State of Delaware shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

     PRINCIPAL REPAYMENT. The outstanding principal amount hereunder shall be due and payable in full on June 30, 2001 (the "Maturity Date"); and

     (a) INTEREST PAYMENTS. Interest shall be payable on the Maturity Date and shall be calculated on the basis of a 360-day year for the actual number of days elapsed; provided, however, that in the event that the undersigned's employment by or association with the Company or its Affiliate is terminated for any reason prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable ninety (90) days following such termination. An Affiliate shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.

     If the undersigned fails to pay any of the principal and accrued interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law.

     This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

     The full amount of this Note is secured by a pledge of shares of Common Stock of the Company, and is subject to all of the terms and provisions of the Option Exercise Stock Purchase Agreement and Stock Pledge Agreement of even date herewith between the undersigned and the Company.


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     The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

     The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

     This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                        Signed /s/Srikant Srinivasan
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                                               Srikant Srinivasan




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